Exhibit 4.4

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) made and entered into as of June 3, 2024 between SERVICE PROPERTIES TRUST (formerly known as HOSPITALITY PROPERTIES TRUST), a Maryland real estate investment trust (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (as successor in interest to U.S. Bank, National Association (as successor trustee to State Street Bank and Trust Company)), as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of February 25, 1998 (the “Indenture”), relating to the Company’s issuance, from time to time, of various series of debt securities; and

WHEREAS, the Company and the Trustee have agreed to amend the Indenture as set forth herein.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

DEFINED TERMS

Section 1.1            Terms Defined in Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 1.2            Supplemental Definition. The following definition supplements the definitions in Section 101 of the Indenture:

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.”

ARTICLE 2

AMENDMENTS

Section 2.1            The following amendments will be made to the Indenture:

(a)           The text underlined below will be added to the last sentence of clause (1) of Section 401 of the Indenture so that such sentence reads as follows:

“and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in cash (in the currency or currencies, currency unit or units or composite currency or currencies in which the Securities of such series are payable), non-callable Government Securities maturing as to principal and interest at such times and in such amounts as will insure the availability of cash, or a combination thereof, sufficient to pay and discharge the entire indebtedness on such Securities and such coupons not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, and any Additional Amounts with respect thereto, to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;”

(b)           The text underlined below will be added to the last sentence of Section 401 of the Indenture so that such sentence reads as follows:

“The obligations of the Company to the Trustee and any predecessor Trustee under Section 606, the obligations of the Company to any Authenticating Agent under Section 611 and, if money or non-callable Government Securities shall have been deposited with and held by the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive the satisfaction and discharge of this Indenture.”

(c)           The text underlined below will be added to Section 402 of the Indenture so that such section reads as follows:

“SECTION 402. Application of Trust Funds. Subject to the provisions of the last paragraph of Section 1003, all money or non-callable Government Securities deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Securities, the coupons and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any), and any interest and Additional Amounts for whose payment such money has been deposited with or received by the Trustee, but such money need not be segregated from other funds except to the extent required by law.”

ARTICLE 3

EFFECTIVENESS

This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee.

ARTICLE 4

MISCELLANEOUS

Section 4.1            Separability. In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 4.2            Construction of Terms. To the extent that any terms of this Supplemental Indenture are inconsistent with the terms of the Indenture, the terms of this Supplemental Indenture shall govern and supersede such inconsistent terms.

Section 4.3            Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.4            Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 4.5            Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

SERVICE PROPERTIES TRUST

By:	/s/ Brian E. Donley
Name: Brian E. Donley
Title: Chief Financial Officer & Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David W. Doucette
Name: David W. Doucette
Title: Vice President

[Signature Page to Supplemental Indenture]